MONETTA TRUST
FIFTH AMENDMENT TO THE DISTRIBUTION AGREEMENT

THIS FIFTH AMENDMENT effective as of February 19, 2016, to the Distribution Agreement dated as of May 1, 2002, as amended May 1, 2007, April 10, 2008, November 5, 2009 and April 30, 2013 (the “Agreement”), is entered into by and among Monetta Trust, a Massachusetts business trust (the “Trust”), Monetta Financial Services, Inc., a Delaware corporation, (the “Adviser”) and Quasar Distributors, LLC, a Delaware limited liability company (the “Distributor”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Trust, the Adviser and the Distributor desire to amend the funds of the Agreement; and

WHEREAS, Section 9, paragraph B of the Agreement allows for its amendment by a written instrument executed by all parties.

NOW, THEREFORE, the parties agree as follows:

Amended Exhibit A of the Agreement is hereby superseded and replaced with Amended Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

MONETTA TRUST

By: /s/ Robert S. Bacarella

Printed Name:  Robert Bacarella

Title: President

QUASAR DISTRIBUTORS, LLC

By: /s/ James R. Schoenike

Printed Name: James R. Schoenike

Title: President
MONETTA FINANCIAL SERVICES, INC.

By: /s/ Robert S. Bacarella

Printed name: Robert Bacarella

Title: President

Amended Exhibit A to the Distribution Agreement – Monetta Trust

Fund Names

Separate Series of Monetta Trust

Name of Series Monetta Young Investor Fund Monetta Fund